Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in ITC Holdings Corp.’s Registration Statement Nos. 333-153016, 333-141430, 333-138048, 333-136657, 333-126943 and 333-126942 on Form S-8 of our report dated March 29, 2013 related to the combined financial statements of the Transmission Business of Entergy Corporation and Subsidiaries as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in this Current Report on Form 8-K of ITC Holdings Corp. dated April 18, 2013.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana

April 18, 2013